Exhibit 2.1

EXECUTION VERSION

AMENDMENT
TO
AGREEMENT AND PLAN OF MERGER

This AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”),  dated as of September 22, 2026 (the “Effective Date”), is made by and among Independence Realty Trust, Inc., a Maryland corporation (“Parent”), Independence Realty Operating Partnership, LP, a Delaware limited partnership (“Parent OP”), Islanders OP Sub, LLC, a Delaware limited liability company and direct wholly owned Subsidiary of Parent OP (“OP Merger Sub”), Centerspace, a North Dakota real estate investment trust (the “Company”), Centerspace, LP, a North Dakota limited partnership (the “Company OP”), and Islanders Sub, LLC, a Delaware limited liability company (“Parent Merger Sub”).  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement (as defined below).

WHEREAS, the parties have previously entered into that certain Agreement and Plan of Merger (the “Agreement”), dated as of September 8, 2026, by and among Parent, Parent OP, OP Merger Sub, the Company, the Company OP and, pursuant to that Agreement and Plan of Merger Joinder, dated as of September 22, 2026, Parent Merger Sub;

WHEREAS, Section 8.04 of the Agreement provides that the parties may amend the Agreement by an instrument in writing signed on behalf of each of the parties thereto at any time before receipt of the Company Shareholder Approval and Parent Stockholder Approval;

WHEREAS, Section 1.08 of the Agreement provides that at any time prior to the date the definitive Joint Proxy Statement is filed with the SEC, Parent, in its sole discretion, may elect by written notice to the Company to modify (a) the structure of the Company Merger so that the Company merges with and into Parent Merger Sub, with Parent Merger Sub surviving, and/or (b) the structure of the Partnership Merger so as to provide that the Company OP shall merge with and into Parent OP (rather than OP Merger Sub merging with and into the Company OP), in which case (i) Parent OP shall continue as the surviving limited partnership of the Partnership Merger, and (ii) the Company GP Interest issued and outstanding immediately prior to the Partnership Merger Effective Time shall be cancelled without any consideration (the “Alternative Structure”);

WHEREAS, Parent has elected to modify the structure of the Company Merger (but, for the avoidance of doubt, not the structure of the Partnership Merger) in accordance with such provisions of Section 1.08 of the Agreement;

WHEREAS, Section 1.08 of the Agreement provides that in the event that Parent elects to implement the Alternative Structure, the parties agree, in good faith, to prepare and execute an amendment to the Agreement reasonably acceptable to the parties to reflect the Alternative Structure and any necessary modifications to the terms of the Agreement to give effect to the Alternative Structure; and

WHEREAS, the parties hereto wish to amend the Agreement to reflect Parent’s election of the Alternative Structure with respect to the Company Merger.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Amendments to the Agreement.

(a)	The first paragraph in the Recitals of the Agreement is hereby amended and restated in its entirety to read as follows:

“WHEREAS, the parties wish to effect a business combination involving:  (a) first, a merger of the Company with and into Islanders Sub, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Parent Merger Sub”), which was added to this Agreement by joinder on September 22, 2026 (the “Joinder”) as “Parent Merger Sub” (the “Company Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), Chapter 10-34 of the North Dakota Century Code, as amended (“Chapter 10-34”), and Article V, Section 3 of the Company Articles; and (b) immediately following the Company Merger, a merger of OP Merger Sub with and into the Company OP (the “Partnership Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLCA and the North Dakota Uniform Limited Partnership Act (the “NDULPA”) (the Company Merger and the Partnership Merger collectively shall be referred to herein as the “Merger”);”

(b)	Section 1.01(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a)    Company Merger.  Upon the terms and subject to the conditions set forth herein, and in accordance with the DLLCA and Chapter 10-34, at the Effective Time, the Company shall be merged with and into Parent Merger Sub, and the separate existence of the Company shall cease, and Parent Merger Sub will continue as a Delaware limited liability company under the Laws of the State of Delaware following the Company Merger (the “Surviving Company”).”

(c)	Section 1.02(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a)     At the Effective Time, the effect of the Company Merger shall be as provided herein and in the applicable provisions of the DLLCA and Chapter 10-34.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Company, and all debts, liabilities and duties of the Company shall become debts, liabilities and duties of the Surviving Company.”

(d)	Section 1.05(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Effect of the Merger on the Organizational Documents of the Surviving Company and Company OP.(a)           otherwise determined by Parent and the Company prior to the Effective Time, without any further action on the part of Parent and the Company or their respective Affiliates, at the Effective Time:

(i)          the certificate of formation of Parent Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company, until thereafter amended in accordance with the DLLCA and the certificate of formation of the Surviving Company; and

(ii)         the limited liability company agreement of Parent Merger Sub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company, until thereafter amended in accordance with the DLLCA and the limited liability company agreement of the Surviving Company.”

(e)	Section 1.06(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a)     [Reserved.]”

(f)	Section 2.01(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a)     Conversion of Company Common Stock.

(i)         Each membership interest of Parent Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and be unaffected by the Company Merger;

(ii)        Each share of beneficial interest of the Company, no par value (the “Company Common Stock” and each share of Company Common Stock, a “Share”), outstanding immediately prior to the Effective Time, other than any Cancelled Shares (as hereinafter defined), shall be automatically converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (the “Share Merger Consideration”); and

(iii)        Each Share that has been converted into the right to receive the Share Merger Consideration as provided in this Section 2.01(a) shall cease to exist, and the Persons holding Shares immediately prior to the Effective Time shall cease to have any rights with respect to the Shares other than the right to receive, for each Share, the Share Merger Consideration and any cash payable in lieu of fractional shares pursuant to Section 2.08, without interest.”

(g)	Section 2.01(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(b)    Treatment of Company and Parent-Owned Shares.  Each Share that is owned by Parent or any wholly-owned Subsidiary of Parent or by any wholly-owned subsidiary of the Company (in each case, other than Shares held on behalf of third parties) as of immediately prior to the Effective Time (collectively, the “Cancelled Shares”) shall be cancelled and shall cease to exist, and no consideration shall be delivered in respect of such Cancelled Shares.”

(h)	Section 2.03(e)(i) of the Agreement is hereby amended such that the following language is stricken: “(other than any Remaining Shares)”.

(i)	Section 3.04(b) of the Agreement is hereby amended such that:

(i)         the following language is stricken: “(v) the filing with the North Dakota SOS, following the Effective Time, of an amended application for registration of the Surviving Company pursuant to Section 10-34-04(7) of Chapter 10-34,”

(ii)         the reference to “(vi)” is changed to “(v)”,

(iii)        the reference to “(vii)” is changed to “(vi)”, and

(iv)         the reference to “(viii)” is changed to “(vii)”.

(j)
Section 4.01(i) of the Agreement is hereby amended such that the following language is stricken: “, other than the Remaining Shares that the TRS Shareholder may purchase prior to the Effective Time (if any).”

(k)	Section 4.04(b) of the Agreement is hereby amended such that:

(i)         the following language is stricken: “(v) the filing with the North Dakota SOS, following the Effective Time, of an amended application for registration of the Surviving Company pursuant to Section 10-34-04(7) of Chapter 10-34,”

(ii)          the reference to “(vi)” is changed to “(v)”,

(iii)        the reference to “(vii)” is changed to “(vi)”, and

(iv)         the reference to “(viii)” is changed to “(vii)”.

(l)	Section 9.03(b) of the Agreement is hereby amended to delete references to the following terms (and the section references set forth next to such terms):

(i)          “Surviving Company Common Stock”

(ii)          “Surviving Company Share”

(iii)         “Remaining Share”

(iv)         “TRS Shareholder”

(m)	Exhibit A to the Agreement is hereby amended and restated in its entirety to read as follows:

“Exhibit A

[Reserved]”

(n)	Exhibit B to the Agreement is hereby amended and restated in its entirety to read as follows:

“Exhibit B

[Reserved]”

2.
Waiver of Representation Breach.  Pursuant to Section 1.08 of the Agreement (as in effect prior to its amendment and restatement pursuant to this Amendment), and in connection with the implementation of the Alternative Structure, each of Parent, Parent OP, Parent Merger Sub and OP Merger Sub hereby irrevocably, unconditionally and forever waives (a) any failure of any representation of the Company or Company OP to be true and correct as a result of the impact of the Alternative Structure on the business relationships, contractual or otherwise, of the Company and any of its Subsidiaries with any Person that would not have arisen had Parent not elected the Alternative Structure and (b) any right to assert any claim, exercise any remedy or refuse to consummate the Transactions based upon any such failure; provided, however, that this waiver shall not apply to any representation that would have been untrue or incorrect irrespective of the implementation of the Alternative Structure.

3.
No Other Changes.  Except as expressly set forth in this Amendment, the Agreement remains in full force and effect and is hereby confirmed in all respects.  The Agreement, as modified by this Amendment, constitutes the entire agreement among the parties thereto with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.  Any reference to the Agreement from and after the date of this Amendment, and each reference in the Agreement to “this Agreement,” “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words, shall be deemed and construed as meaning the Agreement as modified by this Amendment. Each reference in the Agreement, as amended hereby, to “the date of this Agreement”, “the date hereof” or any similar reference shall continue to refer to September 8, 2026.

4.
Incorporation by Reference. Sections 8.04 (Amendment), 9.02 (Notices), 9.05 (Severability), 9.06 (Counterparts), 9.08 (Governing Law), 9.09 (Jurisdiction; Venue) and 9.10 (WAIVER OF JURY TRIAL) of the Agreement are incorporated herein by reference, mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.

INDEPENDENCE REALTY TRUST, INC.

By:	/s/ Scott F. Schaeffer
Name:	Scott F. Schaeffer
Title:	Chief Executive Officer

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP

By: INDEPENDENCE REALTY TRUST, INC., its General Partner

By:	/s/ Scott F. Schaeffer
Name:	Scott F. Schaeffer
Title:	Chief Executive Officer

ISLANDERS SUB, LLC

By: INDEPENDENCE REALTY TRUST, INC., its Sole Member

By:	/s/ Scott F. Schaeffer
Name:	Scott F. Schaeffer
Title:	Chief Executive Officer

[Signature Page to the Amendment to Agreement and Plan of Merger]

ISLANDERS OP SUB, LLC

By: INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, its Sole Member

By: INDEPENDENCE REALTY TRUST, INC., its General Partner

By:	/s/ Scott F. Schaeffer
Name:	Scott F. Schaeffer
Title:	Chief Executive Officer

[Signature Page to the Amendment to Agreement and Plan of Merger]

CENTERSPACE

By:	/s/ Anne Olson
Name:	Anne Olson
Title:	President and Chief Executive Officer

CENTERSPACE, LP

By: CENTERSPACE, INC., its General Partner

By:	/s/ Anne Olson
Name:	Anne Olson
Title:	President and Chief Executive Officer

[Signature Page to the Amendment to Agreement and Plan of Merger]